Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas, January 20, 2023 — VOC Energy Trust (NYSE Symbol — VOC) announced the Trust distribution of net profits for the quarterly payment period ended December 31, 2022.

Unitholders of record on January 30, 2023 will receive a distribution amounting to $3,910,000 or $0.23 per unit, payable February 14, 2023.

Volumes, average sales prices and net profits for the payment period were:

Sales volumes:
Oil (Bbl)	127,600
Natural gas (Mcf)	83,501
Total (BOE)	141,517
Average sales prices:
Oil (per Bbl)	$82.73
Natural gas (per Mcf)	$7.65
Gross proceeds:
Oil sales	$10,556,507
Natural gas sales	639,071
Total gross proceeds	$11,195,578
Costs:
Lease operating expenses	$4,022,303
Production and property taxes	893,958
Development expenses	868,377
Total costs	$5,784,638
Net proceeds	$5,410,940
Percentage applicable to Trust’s Net Profits Interest	80%
Net profits interest	$4,328,752
Increase in cash reserve held by VOC Brazos Energy Partners, L.P.	0
Total cash proceeds available for the Trust	$4,328,752
Provision for current estimated Trust expenses	(187,722)
Amount withheld for future Trust expenses	(231,030)
Net cash proceeds available for distribution	$3,910,000

As previously disclosed, in November 2021, the Trustee notified VOC Brazos Energy Partners, L.P. (“VOC Brazos”) of the Trustee’s intent to build a reserve for the payment of future known, anticipated or contingent expenses or liabilities, commencing with the distribution payable in the first quarter of 2022, by withholding a portion of the proceeds otherwise available for distribution each quarter to gradually build a cash reserve to approximately $1.175 million. This amount is in addition to the letter of credit in the amount of $1.7 million provided to the Trustee by VOC Partners to protect the Trust against the risk that it does not have sufficient cash to pay future expenses. The Trustee may increase or decrease the targeted amount at any time and may increase or decrease the rate at which it is withholding funds to build the cash reserve at any time, without advance notice to the unitholders. Cash held in reserve will be invested as required by the Trust Agreement. Any cash reserved in excess of the amount necessary to pay or provide for the payment of future known, anticipated or contingent expenses or liabilities eventually will be distributed to unitholders, together with interest earned on the funds. The Trustee has elected to withhold $231,030 from the proceeds otherwise available for distribution this quarter, for a total amount of $1,175,000 withheld to date, thus fully funding the targeted cash reserve.

This press release contains forward-looking statements. Although VOC Brazos has advised the Trust that VOC Brazos believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended December 31, 2022. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, the effect, impact, potential duration or other implications of the COVID-19 pandemic, actions by the members of the Organization of Petroleum Exporting Countries, and other risk factors described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	VOC Energy Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Elaina Rodgers
(713) 483-6020
601 Travis Street, Floor 16, Houston, TX 77002

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